Exhibit 21.1

Subsidiaries of Sitio Royalties Corp.

Name	Jurisdiction of Organization
Sitio Royalties GP, LLC	Delaware
Sitio Royalties Operating Partnership, LP	Delaware
STR Sub Inc.	Delaware
MNRL Sub Inc.	Delaware
Sitio Permian, LLC	Delaware
Sitio Eagle Ford, LLC	Delaware
Sitio Appalachia, LLC	Delaware
BMI Sub A, LLC	Delaware
Brigham Minerals, LLC	Delaware
Brigham Minerals Holdings, LLC	Delaware
Brigham Resources, LLC	Delaware
Brigham Resources Management, LLC	Delaware
Brigham Resources Management Holdings, Inc.	Delaware
Rearden Minerals, LLC Vento Energy, LLC	Delaware Delaware
Falcon Eagle Ford LP	Delaware
VickiCristina, L.P.	Delaware
DGK ORRI Company, L.P.	Delaware
Noble EF DLG LP	Texas
Noble EF DLG GP LLC	Texas
Noble EF GP LLC	Texas
Noble Marcellus GP LLC	Delaware
DPM HoldCo, LLC	Delaware

Exhibit 21.1

Sitio Finance Corp.	Delaware